EXHIBIT 99.(5)(a)

                            EATON VANCE GROWTH TRUST

                         INVESTMENT ADVISORY AGREEMENT

             ON BEHALF OF EV MARATHON GOLD & NATURAL RESOURCES FUND

         AGREEMENT made on the 15th day of August, 1995, by and between Eaton Vance Growth Trust, a Massachusetts business trust (the "Trust") on behalf of EV Marathon Gold & Natural Resources Fund (the "Fund"), and Eaton Vance Management, a Massachusetts business trust (hereinafter sometimes called the "Adviser").

         1. Duties of the Adviser. The Trust hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement.

         The Adviser hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Adviser's organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser shall pay the salaries and fees of all officers and Trustees of the Trust who are members of the Adviser's organization and of all personnel of the Adviser performing services relating to research and investment activities. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         The Adviser shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Fund. As investment adviser to the Trust, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the Fund's assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, all as from time to time amended. The Adviser is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, lend and otherwise trade in any and all types of securities, commodities and investment instruments on behalf of the Fund. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions which it deems necessary or desirable to implement the investment policies of the Trust and of the Fund.

         The Adviser shall place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers or other persons selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers or other persons and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices which are advantageous to the Fund and at reasonably competitive spreads or (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser, and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Adviser is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold or is selling shares of the Fund, or any other series of the Trust, or of other investment companies sponsored by the Adviser.

         2. Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by the Adviser, the Fund shall pay to the Adviser on the last day of such month a monthly fee based on the average daily net assets of the Fund for the month, computed in accordance with the Declaration of Trust of the Trust and any applicable votes of the Trustees of the Trust.

         Average Daily Net                                   Monthly Fee Rate
       Assets for the Month                                  (For Each Level)
       --------------------                                  -----------------

       Up to $500 million                                       1/16 of 1%
       $500 million but less than $1 billion                    11/192 of 1%
       $1 billion but less than $1.5 billion                    5/96 of 1%
       $1.5 billion but less than $2 billion                    3/64 of 1%
       $2 billion but less than $3 billion                      1/24 of 1%
       $3 billion and over                                      7/192 of 1%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee shall be computed upon the basis of the average of valuations made throughout such period.

         The Adviser may, from time to time, waive all or a part of the above compensation.

         3. Allocation of Charges and Expenses. It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of organizing and maintaining the Fund and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, spreads, fees and other expenses connected with the purchase or sale of securities, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund's principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds and securities, keeping of books and accounts and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser's organization, (xviii) all payments to be made and expenses to be assumed by the Fund pursuant to any one or more distribution plans adopted by the Trust on behalf of the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, and (xix) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

         4. Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Adviser may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Adviser may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance" or any combination thereof as part of their name, and that the Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

         5. Limitation of Liability of the Adviser. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the purchase, holding or sale of any security.

         6. Sub-Investment Advisers. The Adviser may employ one or more sub-investment advisers from time to time to perform such of the acts and services of the Adviser, including the selection of brokers or dealers or other persons to execute the Fund's portfolio security transactions, and upon such terms and conditions as may be agreed upon between the Adviser and such sub-investment adviser and approved by the Trustees of the Trust.

         7. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including February 28, 1996 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 1996 is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval.

         Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of the Trustees of the Trust or the trustees of the Adviser, as the case may be, and the Trust may, at any time upon such written notice to the Adviser, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

         8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund.

         9. Limitation of Liability. The Adviser expressly acknowledges the provision in the Declaration of Trust of the Trust limiting the personal liability of shareholders of the Fund, and the Adviser hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and the Adviser arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Fund.

         10. Use of the Name "Eaton Vance". The Adviser hereby consents to the use by the Fund of the name "Eaton Vance" as part of the Fund's name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Fund. The name "Eaton Vance" or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use the name "Eaton Vance". The Adviser shall have the right to require the Fund to cease using the name "Eaton Vance" as part of the Fund's name if the Fund ceases, for any reason, to employ the Adviser or one of its affiliates as the Fund's investment adviser. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions.

         11. Certain Definitions. The terms "vote of a majority of the outstanding voting securities", "assignment", and "interested persons", when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         12. This Agreement shall replace and be substituted for an agreement originally executed on October 21, 1987, and re-executed on November 1, 1990. The Trust and the Fund are the successors in operations to a predecessor fund (EV Marathon Gold & Natural Resources Fund) pursuant to a reorganization and the Trustees of the Trust have determined that it is desirable to replace the original agreement with an investment advisory agreement with substantially the same terms.


EATON VANCE GROWTH TRUST (on behalf of             EATON VANCE MANAGEMENT
EV Marathon Gold & Natural Resources Fund)


by/s/ James B. Hawkes                              by/s/ H. Day Brigham Jr.
----------------------------------                   -------------------------
  President                                          Vice President,
                                                     and not individually